Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER EARNINGS

MIAMI (September 23, 2014) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $1.2 billion, or $1.58 diluted EPS for the third quarter of 2014 compared to non-GAAP net income for the third quarter of 2013 of $1.1 billion, or $1.38 diluted EPS. For the third quarter of 2014, U.S. GAAP net income, which included net unrealized gains on fuel derivatives of $15 million, was $1.2 billion, or $1.60 diluted EPS. For the third quarter of 2013, U.S. GAAP net income, which included impairments net of unrealized gains on fuel derivatives of $139 million, was $934 million, or $1.20 diluted EPS. Revenues for the third quarter of 2014 were $4.9 billion, compared with $4.7 billion the prior year.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “Strong close-in demand and higher onboard spending helped drive significantly better than expected third quarter results and 15 percent year-over-year earnings improvement. Our Asia operations performed particularly well during the quarter, driven by a double-digit yield increase in our China program, further solidifying our industry leading presence in this important emerging cruise market. Our continental European operations also enjoyed strong yield and profit improvement in the quarter, reflecting continued progress for the Costa brand. In addition, our summer Caribbean product successfully attracted nearly 20 percent more guests than the prior year, reinforcing the popularity of the world’s largest cruising region,” Donald added.

Key metrics for the third quarter 2014 compared to the prior year were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) increased 1.8 percent for 3Q 2014, better than June guidance of flat to down 1 percent. Gross revenue yields increased 2.5 percent in current dollars.
•	Net cruise costs excluding fuel per ALBD increased 0.5 percent in constant dollars, better than June guidance of up 1 to 2 percent due to the timing of certain expenses. Gross cruise costs including fuel per ALBD in current dollars decreased 5.8 percent.
•	Fuel prices declined 3.5 percent to $650 per metric ton for 3Q 2014 from $674 per metric ton in 3Q 2013 and were less than June guidance of $673 per metric ton.
•	Fuel consumption per ALBD decreased over 3 percent in 3Q 2014 compared to the prior year.

During the third quarter, YouGov’s BrandIndex ranked Carnival Cruise Lines the most-improved U.S. brand in consumer perception in its mid-year 2014 Buzz Rankings Report. A number of initiatives introduced by Carnival Cruise Lines, such as the Great Vacation Guarantee, Carnival LIVE Concert Series, Camp Ocean and Seuss at Sea, appear to be resonating with consumers. In addition, Princess Cruises recently announced an agreement with Italian shipbuilder Fincantieri to construct a new 3,600-berth vessel, which will enter service in 2017 based on the highly popular design platform introduced by sister ships Royal Princess and Regal Princess. In keeping with the company’s strategy for measured capacity growth, this is the only newbuild scheduled to be delivered in 2017.

In June, Seabourn signed a multi-year agreement with UNESCO (United Nations Educational Scientific and Cultural Organization) to support the organization’s mission of safeguarding unique cultural and natural features around the world. That announcement came on the heels of a five year agreement to support The Nature Conservancy’s global marine protection priorities. These programs, combined with the company’s commitment to install exhaust gas cleaning technology on more than 70 ships, are among many initiatives underway to support the preservation of marine, environmental and cultural resources around the globe.

Outlook

Based on the strength of third quarter net revenue yields and current booking trends, the company has increased its expectations for full year 2014 net revenue yields on a constant dollar basis to be in line with the prior year, from its previous guidance of down slightly. Excluding fuel, the company expects full year net cruise costs per ALBD to be slightly higher compared to the prior year on a constant dollar basis. Taking the above factors into consideration, the company has increased its forecast for full year 2014 non-GAAP diluted earnings per share to be in the range of $1.84 to $1.88, better than both June guidance of $1.60 to $1.75 and 2013 non-GAAP diluted earnings per share of $1.58.

At this time, cumulative advance bookings for the first half of 2015 are ahead of the prior year at higher prices. Over the last quarter, fleetwide booking volumes for the first half of 2015 have been running ahead of the prior year at higher prices.

“The sustained improvement in booking trends as we have progressed through the year combined with yield increases in the second half of 2014 builds confidence that we will see continued yield growth in 2015 and beyond,” said Donald. He also noted that new product initiatives and innovative marketing campaigns implemented across the brands over the past year are driving the improvement in consumer demand and pricing trends.

For fiscal 2015, net cruise costs excluding fuel per ALBD are expected to increase approximately three percent due primarily to a significantly higher level of dry-dock days scheduled next year to install new air emissions technology as well as other technology designed to improve fuel efficiency. The company expects the exhaust gas cleaning system or scrubber technology will be installed on approximately 70 percent of its fleet by 2016, thus enabling the company to meet the 2015 stricter air emissions standards as well as mitigate escalating fuel costs that will result from the new requirements. The company anticipates the new regulations will result in higher fuel costs in 2015 of approximately $0.10 per share with that increase expected to be reduced by half in 2016 and mostly offset in 2017 based on the system roll-out. Also, in 2016, the company will revert back to a more normalized dry-dock schedule, which will offset approximately half of the increase in 2015 net cruise costs excluding fuel.

“Our implementation of the air emissions technology is a sound investment in our company’s future and more importantly it will benefit the environment for years to come,” said Donald. “These technology investments are laying a solid foundation towards sustainable earnings improvement. Combined with our other strategic initiatives designed to foster revenue growth and contain costs, we are gaining momentum towards our goal of achieving double digit return on investment for shareholders over time,” Donald added.

Fourth Quarter 2014 Outlook

Fourth quarter constant dollar net revenue yields are expected to be up 1.5 to 2.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the fourth quarter are expected to be lower by 1.0 to 2.0 percent on a constant dollar basis compared to the prior year.

Based on the above factors, the company expects non-GAAP diluted earnings for the fourth quarter 2014 to be in the range of $0.15 to $0.19 per share versus 2013 non-GAAP earnings of $0.04 per share.

Selected Key Forecast Metrics

Fourth Quarter 2014
Year over year change:	Current Dollars	Constant Dollars

Net revenue yields	0.5 to 1.5%	1.5 to 2.5%

Net cruise costs excl. fuel /ALBD	(2.0) to (3.0)%	(1.0) to (2.0)%

	Full Year 2014	Fourth Quarter 2014
Fuel price per metric ton	$650	$635
Fuel consumption (metric tons in thousands)	3,200	800
Currency: Euro	$1.35 to €1	$1.30 to €1
Sterling	$1.66 to £1	$1.63 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2014 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 212,000 lower berths with eight new ships scheduled to be delivered between 2014 and 2017. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices. Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.iberocruceros.com, www.pocruises.com.au and www.pocruises.com.

MEDIA CONTACT Roger Frizzell 1 305 406 7862	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•	incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;

•	litigation, enforcement actions, fines or penalties;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relation issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our brand strategies;

•	additional risks to our international operations not generally applicable to our U.S. operations;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	fluctuations in foreign currency exchange rates;

•	whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement and

•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues
Cruise
Passenger tickets	$3,719	$3,598	$9,144	$8,951
Onboard and other	1,084	987	2,839	2,670
Tour and other	144	141	182	177

	4,947	4,726	12,165	11,798

Operating Costs and Expenses
Cruise
Commissions, transportation and other	638	654	1,779	1,777
Onboard and other	165	144	392	385
Fuel	518	544	1,569	1,659
Payroll and related	485	464	1,450	1,378
Food	265	259	761	740
Other ship operating	599	769	1,825	1,951
Tour and other	84	83	130	113

	2,754	2,917	7,906	8,003
Selling and administrative	481	439	1,507	1,347
Depreciation and amortization	414	406	1,227	1,186
Ibero trademark impairment charges	—	13	—	13

	3,649	3,775	10,640	10,549

Operating Income	1,298	951	1,525	1,249

Nonoperating (Expense) Income
Interest income	2	2	6	7
Interest expense, net of capitalized interest	(69)	(76)	(213)	(237)
Gains on fuel derivatives, net	15	64	10	5
Other income (expense), net	1	(6)	12	(9)

	(51)	(16)	(185)	(234)

Income Before Income Taxes	1,247	935	1,340	1,015

Income Tax Expense, Net	—	(1)	(2)	(3)

Net Income	$1,247	$934	$1,338	$1,012

Earnings Per Share
Basic	$1.61	$1.20	$1.72	$1.31

Diluted	$1.60	$1.20	$1.72	$1.30

Non-GAAP Earnings Per Share-Diluted (a)	$1.58	$1.38	$1.69	$1.54

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75

Weighted-Average Shares Outstanding – Basic	776	775	776	775

Weighted-Average Shares Outstanding – Diluted	778	777	778	777

(a)	See the U.S. GAAP net income to non-GAAP net income reconciliation in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31,	November 30,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$436	$462
Trade and other receivables, net	355	405
Insurance recoverables	123	381
Inventories	358	374
Prepaid expenses and other	330	315

Total current assets	1,602	1,937

Property and Equipment, Net	33,073	32,905

Goodwill	3,199	3,210

Other Intangibles	1,292	1,292

Other Assets	831	760

	$39,997	$40,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$146	$60
Current portion of long-term debt	1,754	1,408
Accounts payable	610	639
Claims reserve	225	456
Accrued liabilities and other	1,191	1,126
Customer deposits	3,130	3,031

Total current liabilities	7,056	6,720

Long-Term Debt	6,967	8,092

Other Long-Term Liabilities	817	736

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 652 shares at 2014 and 651 shares at 2013 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2014 and 2013 issued	358	358
Additional paid-in capital	8,369	8,325
Retained earnings	19,538	18,782
Accumulated other comprehensive (loss) income	(28)	161
Treasury stock, 59 shares at 2014 and 2013 of Carnival Corporation and 32 shares at 2014 and 2013 of Carnival plc, at cost	(3,087)	(3,077)

Total shareholders’ equity	25,157	24,556

	$39,997	$40,104

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	19,671	19,248	56,830	55,220
Occupancy percentage (b)	109.1%	110.7%	104.8%	106.1%
Passengers carried (in thousands)	2,983	2,881	7,943	7,550
Fuel consumption in metric tons (in thousands)	797	807	2,400	2,447
Fuel consumption in metric tons per ALBD	0.041	0.042	0.042	0.044
Fuel cost per metric ton consumed	$650	$674	$654	$678
Currencies
U.S. dollar to €1	$1.35	$1.32	$1.36	$1.32
U.S. dollar to £1	$1.69	$1.54	$1.67	$1.55
U.S. dollar to Australian dollar	$0.94	$0.92	$0.92	$1.00

CASH FLOW INFORMATION
Cash from operations	$1,120	$803	$2,793	$2,359
Capital expenditures	$348	$364	$1,677	$1,812
Dividends paid	$194	$193	$582	$970

(a)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013
Passenger ticket revenues	$3,719	$3,659	$3,598	$9,144	$8,992	$8,951
Onboard and other revenues	1,084	1,072	987	2,839	2,812	2,670

Gross cruise revenues	4,803	4,731	4,585	11,983	11,804	11,621

Less cruise costs
Commissions, transportation and other	(638)	(628)	(654)	(1,779)	(1,745)	(1,777)
Onboard and other	(165)	(163)	(144)	(392)	(388)	(385)

	(803)	(791)	(798)	(2,171)	(2,133)	(2,162)

Net passenger ticket revenues	3,081	3,031	2,944	7,365	7,247	7,174
Net onboard and other revenues	919	909	843	2,447	2,424	2,285

Net cruise revenues	$4,000	$3,940	$3,787	$9,812	$9,671	$9,459

ALBDs	19,671,265	19,671,265	19,248,129	56,829,605	56,829,605	55,220,366

Gross revenue yields	$244.14	$240.52	$238.20	$210.85	$207.70	$210.44
% increase (decrease) vs. 2013	2.5%	1.0%		0.2%	(1.3)%

Net revenue yields	$203.35	$200.30	$196.79	$172.65	$170.17	$171.28
% increase (decrease) vs. 2013	3.3%	1.8%		0.8%	(0.6)%

Net passenger ticket revenue yields	$156.62	$154.08	$152.96	$129.6	$127.53	$129.91
% increase (decrease) vs. 2013	2.4%	0.7%		(0.2)%	(1.8)%

Net onboard and other revenue yields	$46.74	$46.23	$43.83	$43.05	$42.65	$41.37
% increase vs. 2013	6.6%	5.5%		4.1%	3.1%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2014	2014 Constant Dollar	2013	2014	2014 Constant Dollar	2013
Cruise operating expenses	$2,670	$2,637	$2,834	$7,776	$7,681	$7,890
Cruise selling and administrative expenses	479	473	436	1,501	1,481	1,341

Gross cruise costs	3,149	3,110	3,270	9,277	9,162	9,231
Less cruise costs included above
Commissions, transportation and other	(638)	(628)	(654)	(1,779)	(1,745)	(1,777)
Onboard and other	(165)	(163)	(144)	(392)	(388)	(385)
(Losses) gains on ship sales and ship impairments, net	—	—	(176)	15	14	(178)

Net cruise costs	2,346	2,319	2,296	7,121	7,043	6,891
Less fuel	(518)	(518)	(544)	(1,569)	(1,569)	(1,659)

Net cruise costs excluding fuel	$1,828	$1,801	$1,752	$5,552	$5,474	$5,232

ALBDs	19,671,265	19,671,265	19,248,129	56,829,605	56,829,605	55,220,366

Gross cruise costs per ALBD	$160.11	$158.08	$169.89	$163.24	$161.21	$167.17
% decrease vs. 2013	(5.8)%	(7.0)%		(2.4)%	(3.6)%

Net cruise costs per ALBD	$119.32	$117.86	$119.34	$125.29	$123.93	$124.79
% (decrease) increase vs. 2013	0.0%	(1.2)%		0.4%	(0.7)%

Net cruise costs excluding fuel per ALBD	$92.97	$91.51	$91.09	$97.69	$96.32	$94.76
% increase vs. 2013	2.1%	0.5%		3.1%	1.6%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Net income – diluted
U.S. GAAP net income	$1,247	$934	$1,338	$1,012
Losses (gains) on ship sales and ship impairments, net (c)	—	176	(15)	163
Trademark and other impairment charges (d)	—	27	—	27
Unrealized gains on fuel derivatives, net (e)	(15)	(64)	(8)	(5)

Non-GAAP net income	$1,232	$1,073	$1,315	$1,197

Weighted-average shares outstanding – diluted	778	777	778	777

Earnings per share – diluted
U.S. GAAP earnings per share	$1.60	$1.20	$1.72	$1.30
Losses (gains) on ship sales and ship impairments, net (c)	—	0.23	(0.02)	0.21
Trademark and other impairment charges (d)	—	0.03	—	0.03
Unrealized gains on fuel derivatives, net (e)	(0.02)	(0.08)	(0.01)	—

Non-GAAP earnings per share	$1.58	$1.38	$1.69	$1.54

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business and gains and losses on ship sales and ship impairments, net that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales and ship impairments, net from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at these measures. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2014 periods currency exchange rates have remained constant with the 2013 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the gains and losses on ship sales and ship impairments, net recognized in the three and nine months ended August 31, 2014 and 2013 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales and ship impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items.

(d)	We believe that the trademark and other impairment charges recognized in the three and nine months ended August 31, 2013 are special charges and, therefore, are also not an indication of our future earnings performance. As such, we also believe it is more meaningful for these impairment charges to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these impairment charges.

(e)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful. However, we do forecast gains and losses on fuel derivatives by applying Brent crude oil prices to the derivatives that settle in the forecast period.